WHIRLPOOL CORPORATION
2018 Omnibus Stock and Incentive Plan Strategic Excellence Program Stock Option Grant Document

1.The Human Resources Committee of the Board of Directors (the “Committee”) of Whirlpool Corporation (also referred to as the “Company”), has granted to you a non-statutory stock option to purchase shares of common stock of the Company (the “Award”) under certain conditions pursuant to the Company’s 2018 Omnibus Stock and Incentive Plan, as amended (the “Omnibus Plan”). The number of shares subject to the Award,and the exercise price are indicated on your Grant Summary. Your option is subject to the provisions of the Omnibus Plan and this grant document.

2.Your option will vest in annual installments substantially equal to one-third of the total number of shares subject to the Award (determined as of the Grant Date specified in your Grant Summary) on the first, second, and third anniversaries of the Grant Date, subject to your continued employment on each such date (except as provided below).

3.You must exercise your vested option prior to the tenth anniversary of the Grant Date (the “Expiration Date”). To exercise your vested option, you need to make full payment to the Company through its designated third party administrator pursuant to such administrative exercise procedures as the administrator may implement from time to time, in cash in U.S. dollars, in common stock of the Company, through “Net Exercise” (as defined in the Omnibus Plan), or in a combination of cash and stock. If all or part of the payment is in shares of common stock of the Company, these shares will be valued at their Fair Market Value on the date of exercise.

4.If you cease employment from the Company or any of its subsidiaries due to Retirement, as defined in the Appendix, or if you cease employment with the consent of the Committee, all of your options under this Award shall immediately vest and you may pay for and receive all or any of the shares, but you must take this action on or before the date of either (i) the fifth anniversary of such termination of employment or (ii) the Expiration Date, whichever date occurs first; provided, however, that you may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

5.If you cease employment as a result of a termination by the Company or a subsidiary due to Disability, as defined in the Appendix, all of your options under this Award shall immediately vest and you may pay for and receive all or any shares, provided you take this action on or before the date of either (i) the third anniversary of your termination due to Disability or (ii) the Expiration Date, whichever date occurs first; provided, however, that you may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

6.If you cease employment due to death, all of your options under this Award shall immediately vest and your beneficiary under the Omnibus Plan may pay for and receive all or any shares, provided your beneficiary takes this action on or before the date of either (i) the third anniversary of your death or (ii) the Expiration Date, whichever date occurs first; and further provided that your beneficiary may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

7.If you die after Retirement, your termination from employment due to Disability, or your termination with the consent of the Committee, your beneficiary under the Omnibus Plan may pay for and receive all or any of the shares, provided your beneficiary takes this action on or before the date of either (i) the second anniversary of your death or (ii) the Expiration Date, whichever date occurs first; and further provided that your beneficiary may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

8.The terms of Section 10 of the Omnibus Plan shall apply to the Award. In addition, for purposes of Section 10.2(a) of the Plan, you will only be entitled to the accelerated vesting contemplated thereunder in connection with a termination of employment within 24 months following a Change in Control if such termination of employment is by the Company without Cause or by you for Good Reason, each as defined in the Appendix.

9.If you cease to be employed by the Company or any of its subsidiaries for any reason other than as provided above with respect to Retirement, death, Disability, Change in Control or with the consent of the

Committee, then (a) you will have until the date that is 30 days after your termination of employment to exercise options under this Award to the extent vested on your termination date (or, if earlier, until the Expiration Date), (b) to the extent not vested on your termination date, options under this Award shall terminate on the date you cease to be employed, and (c) options under this Award, to the extent exercisable for the 30-day period following your termination date and not exercised during such period, shall terminate at the close of business on the last day of the 30-day period.

10.Notwithstanding the foregoing, if you remain employed or terminate employment under circumstances specified in Sections 4, 5, 6 or 8, as applicable (each, a “Covered Termination Event”), and fail to exercise your vested options prior to the Expiration Date (including such earlier time as the vested options are scheduled to terminate under a Covered Termination Event, including by reason of Section 7), to the extent that the fair market value of the shares of common stock of the Company subject to such vested options exceeds the exercise price of such vested options on such Expiration Date (or such earlier time as the vested options are scheduled to terminate under a Covered Termination Event), all of such unexercised, vested options shall be automatically exercised on a “Net Exercise” basis on such Expiration Date (or such earlier time as the vested options are scheduled to terminate under a Covered Termination Event), unless you provide written notice to the Company not later than ten (10) days prior to the Expiration Date (or such earlier time as the vested options are scheduled to terminate under a Covered Termination Event) that you do not wish such vested options to be exercised in accordance with this Section. For the avoidance of doubt, this provision shall not apply in the event your employment with the Company or any of its subsidiaries terminates for any reason other than a Covered Termination Event. This Section is intended to constitute a written plan pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent applicable, the holder shall take actions necessary to ensure that any such sales shall comply with Rule 144 under the Securities Act of 1933, as amended.

11.Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all federal, state, or local law income tax, social insurance, payroll tax, payment on account or other tax- related withholding regarding the Award (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the vesting or payment of the Award, the subsequent sale of shares acquired pursuant to the payment of shares under the Award and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award to reduce or eliminate your liability for Tax- Related Items.

You authorize the Company and/or the Employer to withhold, on a “Net-Exercise” basis as contemplated in the Plan, all applicable Tax-Related Items legally payable by you from payment otherwise owed to you under this Award. Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Omnibus Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any Company common stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

12.By accepting the Award, you acknowledge and agree that:

(i)the Award is governed by the Omnibus Plan and you are voluntarily participating in the Omnibus Plan;

(ii)the Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Omnibus Plan and this Agreement;

(iii)your participation in the Omnibus Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time with or without cause;

(iv)in the event that you are not an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(v)the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of such awards, even if such awards have been granted repeatedly in the past, and all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(vi)the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(vii)the Award does not include any rights with respect to any of the shares of common stock of the Company (including any voting rights or rights with respect to any dividends of any nature associated with the common stock) until you have exercised the options and they are settled by issuance of such shares of common stock to you;

(viii)the attempted transfer or other disposition of the Award shall be void and shall nullify your Award, resulting in the cancellation of the Award by the Company;

(ix)this Award and prior Awards under the Plan shall (A) in each case, whether granted, earned, paid, exercised and/or deferred, be and remain subject to the applicable forfeiture and repayment provisions set forth in Section 14 of this Agreement and Sections 12.5 and 12.6 of the Plan, as amended, and (B) be subject to the governing law and jurisdictional provisions set forth in Section 20 of this Agreement and Section
12.13 of the Plan, as amended;

(x)the future value of the underlying shares is unknown and cannot be predicted with certainty, if the underlying shares do not increase in value, the options will have no value; and

(xi)if you exercise your option and obtain shares, the value of those shares acquired upon exercise mayincrease or decrease in value, even below the exercise price.

13.No claim or entitlement to compensation or damages shall arise from termination of the Award as a result of your termination from employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to continued vesting under the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to continued vesting under the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law. The Board and Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award.

14.You may be required to: (i) repay the Award or forfeit the Award, if you are terminated by or otherwise leave employment with the Employer within two years following the exercise or vesting date of the Award (or any portion thereof) and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Company or Employer policy, (ii) forfeit or repay the Award (or any portion thereof) that was granted, paid, earned, exercised or deferred within the three years prior to your termination of employment if the Committee determines in its sole discretion that (A) you have violated or threatened to violate the terms of any confidentiality, non-solicit, non-compete of other restrictive covenant agreement between you and the Company or any of its subsidiaries, or (B) you, within two years following your termination of employment for any reason (1) directly or indirectly own, operate, manage, or control, or participate in the ownership, operation, management, or control of, any “Restricted Companies” (as defined in Section 12.5 of the Plan), provided however, that nothing prevents you from owning, as a passive investment, less than ten percent (10%) of a company’s publicly traded stock, or (2) accept employment with, consult for, or perform any services for any Restricted Companies anywhere in a “Restricted Area” (as defined in Section 12.5 of the Plan) where such employment or engagement: (a) requires you to serve in a position or perform services that are similar to the position you held or duties you performed for the Company, or (b) might cause you to access, use or disclose “Confidential Information” (as defined in Section 12.5 of the Plan), provided, that the restrictions set forth in the foregoing clauses (ii)(B)(2)(a) and (ii)(B)(2)(b) do not apply to (I) the provision of legal services as a licensed, practicing attorney to a Restricted Company or (II) employment with a non-competitive unit of a Restricted Company, so long as your services do not otherwise violate the Plan or any confidentiality, non-solicit, non-compete or other restrictive covenant agreement between you and the Company or any of its subsidiaries or affiliates;
(ii)repay the Award for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests or (iv) repay the Award or forfeit the Award in the event of a restatement of the Company's financial results within three years after the exercise or settlement of the Award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. Any determination by the Committee that you are, or have, engaged in such activity or breached an obligation to the Company as set forth in this Section 14 shall be conclusive. In addition, the Award and any common stock delivered pursuant to the Award shall be subject to forfeiture to the Company in accordance with any clawback or recoupment policy of the Company in effect as of the Grant Date specified in your Grant Summary or which the Company may be required to adopt to comply with applicable law. For purposes of this Section 14, a requirement to repay the Award means a requirement to repay to the Company the amount of any gain you realized upon exercise of the Award.

15.You hereby explicitly accept the Award and unambiguously consent to the collection, use and transfer, inelectronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Omnibus Plan. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Omnibus Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Omnibus Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Omnibus Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Omnibus Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Omnibus Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.Any shares acquired pursuant to this Award may not be sold, transferred, or otherwise traded without the registration under or an exemption from any applicable requirements of any securities laws applicable to you, and each certificate representing such shares will bear an appropriate legend to that effect.
17.The Committee reserves and shall have the right to change the provisions of this Agreement in any manner that it may deem necessary or advisable to carry out the purpose of this Award as the result of, or to comply with, any change in applicable regulations, interpretation or statutory enactment.
18.The Company may, in its sole discretion, decide to deliver any documents related to the Award or participation in the Omnibus Plan or future awards that may be granted under the Omnibus Plan, if any, by electronic means or to request your consent to participate in the Omnibus Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
20.Any disputes in connection with this Agreement will be handled pursuant to Section 12.13 of the Plan, which provides, among other things, that Delaware law applies to any suit, action, or other legal proceeding arising out of or relating to the Plan or this Agreement, except for any conflict of law principles and to the extent not otherwise governed by the Code or the laws of the United States. Any suit, action, or other legal proceeding arising out of or relating in any way to the Plan or this Agreement, including any non-contractual claims involving related facts or issues, shall be brought exclusively in a court of competent jurisdiction in the State of Delaware, and you consent to jurisdiction in such court. You agree to service by mail of any paper initiating any suit, action, or proceeding arising out of or relating to the Plan or this Agreement at the address on file with the Company. While you are employed by the Company, you will keep a correct address on file with the Company and promptly notify the Company of any address change.

Appendix

The following terms used in the grant document, shall have the meanings set forth herein:

“Cause” means (a) your willful and continued failure to substantially perform your duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) or (b) you willfully engage in illegal conduct, which is materially and demonstratively injurious to the Company.

“Disability” means you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

“Good Reason” means the occurrence of any one or more of the following after a Change in Control and without your written consent:

(a)The assignment of any duties or any other action by the Company which results in a diminution in your position, authority, duties or responsibilities as in effectimmediately prior to the Change in Control Date, or your removal from, or the failureto reappoint or reelect you to, such position, except in connection with termination of employment for cause, or due to Disability, Retirement or death.

(b)A material reduction in your compensation or benefits generally from those in effect prior to the Change in Control.

(c)The Company requires you to be located at a location in excess of thirty-five (35) miles from where your office is located immediately prior to the Change in Control, except for required travel in carrying out the Company's business to an extent consistent with your business travel obligations on behalf of the Company immediately prior to the Change in Control.

Notwithstanding the foregoing, the occurrence of any of the foregoing conditions shall not constitute Good Reason unless (i) you provide written notice to the Company of the existence of such condition not later than 60 days after you know or reasonably should know of the existence of such condition, (ii) the Company fails to remedy such condition within 30 days after receipt of such notice and (iii) you resign due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (ii) hereof. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

“Retirement” means your cessation of service, other than for Cause, following five years of service and attainment of age 55, except as may be prohibited under applicable laws of your local jurisdiction.